Exhibit 10.2

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. IN THIS EXHIBIT, “[***]” INDICATES WHERE SUCH INFORMATION HAS BEEN OMITTED.

CONSENT, WAIVER AND STAND-BY LICENSE AGREEMENT

This CONSENT, WAIVER AND STAND-BY LICENSE AGREEMENT (this “Agreement”), dated March 30, 2022 (“Execution Date”), is by and among TriLogic Pharma, LLC, a limited liability company organized under the laws of Delaware (“TriLogic”), MilanaPharm LCC, a limited liability company organized under the laws of Delaware (“MilanaPharm”), Daré Bioscience, Inc., a corporation organized and existing under the laws of Delaware (“Daré”), and Organon International GmbH, a limited liability company organized and existing under the laws of Switzerland (“Organon”).
RECITALS:
A.    TriLogic, MilanaPharm and Hammock Pharmaceuticals, Inc. (“Hammock”) entered into that Exclusive License Agreement effective as of January 9, 2017 (the “Original License Agreement”).
B.    Hammock assigned to Daré Hammock’s entire right, title and interest in the Original License Agreement pursuant to that Assignment Agreement between Hammock and Daré effective as of December 5, 2018.
C.    Daré, TriLogic and MilanaPharm amended the Original License Agreement pursuant to that First Amendment to License Agreement effective as of December 5, 2018, that Amendment No. 2 to License Agreement effective as of December 3, 2019 and that Second Amendment to License Agreement effective as of September 21, 2021 (the Original License Agreement, as amended, the “DTM Upstream License Agreement”).
D.    Daré desires to sublicense to Organon, and Organon desires to receive a sublicense from Daré, under rights granted to Daré in the DTM Upstream License Agreement as set forth in the Exclusive License Agreement between Daré and Organon being entered as of the Execution Date (the “Daré-Organon Sublicense Agreement”), a redacted copy of which is attached as Schedule A.
E.    As a condition to entering into the Daré-Organon Sublicense Agreement: (i) Organon requested Daré to obtain from TriLogic and MilanaPharm consent to the Daré-Organon Sublicense Agreement as a sublicense under the DTM Upstream License Agreement, including waivers of any requirements for such sublicensing to the extent not satisfied by the Daré-Organon Sublicense Agreement, (ii) Organon requested TriLogic and MilanaPharm to provide Organon certain assurances regarding Organon’s rights and obligations should the DTM Upstream License Agreement be terminated, and (iii) Daré requested TriLogic and MilanaPharm to further amend the Original License Agreement.
F.    TriLogic and MilanaPharm have agreed to provide such consent, waivers, assurances and amendments to the extent set forth below.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Daré, TriLogic, MilanaPharm and Organon hereby agree as follows:

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ARTICLE 1DEFINITIONS.
Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.
1.1“Affiliate” means a Person or entity that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than 50% of the voting stock of such entity, or by contract or otherwise. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.
1.2“Effective Date” means the Effective Date of the Daré-Organon Sublicense Agreement.
1.3“Parties” means, collectively, TriLogic, MilanaPharm, Daré and Organon.
1.4“Party” means one of TriLogic, MilanaPharm, Daré and Organon.
1.5“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.
ARTICLE 2CONSENT TO SUBLICENSE, WAIVERS AND COOPERATION.
2.1Consent to Daré-Organon Sublicense Agreement. TriLogic and MilanaPharm each consent to the Daré-Organon Sublicense Agreement as a sublicense under the DTM Upstream License Agreement and agree that, notwithstanding anything to the contrary in the DTM Upstream License Agreement, the terms of this Agreement together with the provisions of the Daré-Organon Sublicense Agreement satisfy all of the obligations of Daré related to sublicensing under the DTM Upstream License Agreement, including those specified in Section 2.1.3 (Sublicensing) of or elsewhere in the DTM Upstream License Agreement. To the extent that any provision of this Agreement or the Daré-Organon Sublicense Agreement conflicts with or otherwise could/would be deemed not to satisfy any right of TriLogic or MilanaPharm or any obligation of Daré regarding a grant of a sublicense under the DTM Upstream License Agreement, each of TriLogic and MilanaPharm hereby waives each such right or obligation, including any such right or obligation specified in Section 2.1.3 (Sublicensing) or elsewhere in the DTM Upstream License Agreement.
2.2Waivers Of Certain Obligations of Daré under DTM Upstream License Agreement. To the extent that Organon’s performance of its obligations under the Daré-Organon Sublicense Agreement would not otherwise satisfy any of Daré’s obligations to TriLogic or MilanaPharm under the DTM Upstream License Agreement, then, effective as of the Effective Date, TriLogic and MilanaPharm each hereby waive such obligation(s) of Daré. Without limiting the foregoing, as of the Effective Date, TriLogic and MilanaPharm each hereby waive Daré’s obligation under:
2.2.1Section 2.1.3(iii)(b) of the DTM Upstream License Agreement to include copies of Sections 4.5 (Royalty Records), 4.6 (Review), 9.1 (Indemnification by Hammock) and Articles 5 (Confidentiality) and 11 (Insurance) of the DTM Upstream License Agreement in the Daré-Organon Sublicense Agreement and

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waive Organon’s, but not Daré’s, obligation to comply with the provisions of such Section and Articles;
2.2.2Section 2.1.3(vi)(b) of the DTM Upstream License Agreement to require that further sublicenses of rights granted to Organon under the Daré-Organon Sublicense Agreement be consistent with the terms and requirements of the DTM Upstream License Agreement and include all provisions that Daré is required to include in a sublicense; provided that, the Daré-Organon Sublicense Agreement will require that further sublicenses of the rights granted to Organon under the Daré-Organon Sublicense Agreement will be consistent with the license set forth in Section 2.3 (Further Sublicensing by Organon) of this Agreement.
2.2.3Section 3.2 (Diligence) of the DTM Upstream License Agreement to use commercially reasonable efforts and resources to develop and commercialize and continue to commercialize a Licensed Product (as defined in the DTM Upstream License Agreement) in the Field (as defined in the DTM Upstream License Agreement) in at least one of Canada or any country in the EU Major Market (as defined in the DTM Upstream License Agreement);
2.2.4Section 3.4 (Hammock Data) of the DTM Upstream License Agreement to disclose to TriLogic or MilanaPharm any Data (as defined in the DTM Upstream License Agreement) disclosed by Organon to Daré or obtained by Daré on behalf of Organon;
2.2.5Section 3.6 (Reports) of the DTM Upstream License Agreement to provide MilanaPharm reports on the regulatory activities performed by Organon or by Daré on behalf of Organon in connection with the Daré-Organon Sublicense Agreement; provided that, Daré shall be required to deliver to MilanaPharm a copy of all such reports or other notifications relating to regulatory activities prepared by it or received by it from Organon or any other source relating to the Licensed Products within [***] of any such report becoming available to it; and
1.1.6Section 12.5 (Discontinuation of Sales) of the DTM Upstream License Agreement to notify MilanaPharm in the event that the sale of a Licensed Product (as defined in the DTM Upstream License Agreement) is discontinued indefinitely in a country after being launched in such country and TriLogic and MilanaPharm each waive their right under Section 12.5 (Discontinuation of Sales) of the DTM Upstream License Agreement to terminate the license granted under Section 2.1.1 (Grant of License) of the DTM Upstream License Agreement.
2.3Further Sublicensing by Organon. Without limiting the generality of Sections 2.1 (Consent to Daré-Organon Sublicense Agreement) and 2.2 (Waiver of Certain Obligations of Daré under DTM Upstream License Agreement) of this Agreement, as of the Effective Date, TriLogic and MilanaPharm hereby grant Daré the right to allow Organon to grant further sublicenses of Organon’s rights under the Daré-Organon Sublicense Agreement where such sublicenses are consistent with the terms and conditions of the Daré-Organon Sublicense Agreement and with the terms and conditions of the DTM Upstream License as amended by and with the waivers provided in this Agreement with respect to such sublicenses to the same extent as to Organon.
2.4Patent Cooperation. As of the Effective Date:
2.4.1Organon, upon notice to TriLogic and MilanaPharm, shall have the first right, but not the obligation, to initiate and prosecute any legal action to terminate an infringement of the Licensed Patents (as defined in the DTM Upstream License Agreement) within the Field (as defined in the Daré-Organon Sublicense

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Agreement), and to control the defense against challenges to the validity or enforceability of such Licensed Patents within such Field, at its own expense and in its own name, in which case Organon shall keep TriLogic and MilanaPharm updated with respect to any such action, including providing copies of all material documents received, prepared and filed in connection with any such action, and shall consult with TriLogic and MilanaPharm to determine a course of action with respect to any defense of the validity and/or enforceability of any such Licensed Patents in such Field and shall consider in good faith all reasonable comments, requests, and suggestions provided by TriLogic and MilanaPharm with respect thereto. Subject to Organon’s obligations to Daré under the Daré-Organon Sublicense Agreement, Organon shall have the right to enter into a settlement of any matter under this Section 2.4.1 (Patent Control), without MilanaPharm’s and TriLogic’s consent, so long as (a) such settlement does not involve any express statement or admission of any fault of, breach of contract by, or violation of applicable law by, MilanaPharm, (b) MilanaPharm is not liable under such settlement agreement to pay any monetary damages or other payments, for which Organon shall agree not to seek any indemnification from MilanaPharm, and does not include any requirement that MilanaPharm take or refrain from taking any actions other than compliance with any nondisclosure obligations related to the terms of such settlement contained in the settlement agreement, (c) such settlement includes a release of MilanaPharm on the same terms as such release applies to Organon, (d) such settlement agreement includes a reasonable confidentiality obligation by the third party claimant or defendant of the terms of the settlement, and (e) to the extent MilanaPharm is not a direct signatory of such settlement agreement, MilanaPharm is designated as an express third party beneficiary of the settlement agreement, entitled to enforce the applicable terms of such settlement agreement; in any other event, TriLogic and MilanaPharm’s consent shall be required (such consent not to be unreasonably withheld, conditioned or delayed).
2.4.2Each of TriLogic and MilanaPharm will fully cooperate with Organon and provide any information and assistance that Organon may reasonably request for the filing, prosecution, maintenance and defense of, and in connection with all administrative proceedings contemplated by Sections 9.2.1 (Third Party Initiated Proceedings) and 9.2.2 (Party Initiated Proceedings) of the Daré-Organon Sublicense Agreement with respect to, all Patents (as defined in the Daré-Organon Sublicense Agreement) that Organon has the right to file, prosecute, maintain and defend under the Daré-Organon Sublicense Agreement.
2.4.3In the event that Organon is unable, as a matter of law, to initiate, prosecute or maintain, in its own name, any action to enforce any intellectual property rights that are exclusively licensed to Organon pursuant to the Daré-Organon Sublicense Agreement and any of TriLogic or MilanaPharm have any right, title or interest in or to such intellectual property rights, then each of TriLogic and MilanaPharm will, at Organon’s expense, join such action voluntarily and will execute and cause its Affiliates to execute all documents where necessary for Organon to initiate, prosecute or maintain such action. In connection with any such action or potential action, each of TriLogic and MilanaPharm that has any right, title or interest in or to the intellectual property rights that are the subject of, or otherwise involved in, such action or potential action, will, at Organon’s expense, cooperate fully with Organon and will provide Organon with any information or assistance that Organon may reasonably request, including cooperating with regard to any pre-litigation review of such intellectual property rights.
2.4.4All recoveries in connection with an enforcement contemplated by Section 2.4.1 (Patent Control) of this Agreement will be shared in the manner contemplated by Section 9.3.4 (Recoveries) of the Daré-Organon Sublicense Agreement.

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2.5Proof of Insurance. Upon MilanaPharm or TriLogic’s request, Daré will exercise its rights under Sections 8.4 and 5.4 of the Daré-Organon Sublicense Agreement to obtain a copy of Organon’s certificate of insurance evidencing insurance (or self-insurance) and Daré will provide such copy to MilanaPharm or TriLogic, respectively.
ARTICLE 3AMENDMENTS.
3.1Net Sales, Royalties and Reporting. Effective as of the Effective Date, and during the term of this Agreement and solely as applied to “Licensed Products” as defined in the Daré-Organon Sublicense Agreement:
3.1.1Net Sales. Section 1.24 (“Net Sales”) of the DTM Upstream License Agreement is deleted in its entirety and replaced with Section 1.75 (“Net Sales”) of the Daré-Organon Sublicense Agreement.
All definitions of the Daré-Organon Sublicense Agreement on which Section 1.75 (“Net Sales”) of the Daré-Organon Sublicense Agreement depends and that correspond to definitions of the DTM Upstream License Agreement, replace such definitions of the DTM Upstream License Agreement. All other definitions of the Daré-Organon Sublicense Agreement on which Section 1.75 (“Net Sales”) of the Daré-Organon Sublicense Agreement depends are added in alphabetical order to Article 1 (Definitions) of the DTM Upstream License Agreement and all Section references in Article 1 (Definitions) of the DTM Upstream License Agreement are updated accordingly.
1.1.2Royalty Rate. Section 4.3.1 (Royalty Rate) of the DTM Upstream License Agreement is hereby amended by [***] the Percentage of Annual Net Sales for each category of Annual Net Sales by [***] (i.e., the Percentage of Annual Net Sales shall be [***] for Annual Net Sales [***]; the Percentage of Annual Net Sales shall be [***] for the portion of Annual Net Sales equal to or greater than [***] but less than [***], etc.).
1.1.3Royalty Payments. Section 4.4.1 (Payment of Royalties) of the DTM Upstream License Agreement is deleted in its entirety and replaced as follows: “Daré shall make royalty payments owed to MilanaPharm hereunder in arrears, [***] after receipt of the corresponding payment(s) from Daré’s Sublicensee(s). Each royalty payment shall be accompanied by a report for each country in which sales of Licensed Products occurred in the Calendar Quarter covered by such statement, containing information sufficient to calculate the royalty payable on a country-by-country basis, including all amounts included in the calculation of Net Sales, the aggregate of deductions taken in such calculation, amounts from all Affiliates and Sublicensees.”
3.2Competition; Third Party Payments. Effective as of the Effective Date, and during the term of this Agreement and solely as applied to “Licensed Products” as defined in the Daré-Organon Sublicense Agreement:
3.2.1Section 6.3.1(c) (Competition) of the Daré-Organon Sublicense Agreement is added after Section 4.3.3(iii) (Generic Competition) of the DTM Upstream License Agreement as new Section 4.3.3(iv) (Generic Competition) of the DTM Upstream License Agreement.
All definitions of the Daré-Organon Sublicense Agreement on which Section 6.3.1(c) (Competition) of the Daré-Organon Sublicense Agreement depends and that correspond to definitions of the DTM Upstream License Agreement, replace such definitions of the DTM Upstream License Agreement. All other definitions of the Daré-Organon Sublicense Agreement on which Section 6.3.1(c)

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(Competition) of the Daré-Organon Sublicense Agreement depends are added in alphabetical order to Article 1 (Definitions) of the DTM Upstream License Agreement and all Section references in Article 1 (Definitions) of the DTM Upstream License Agreement are updated accordingly.
3.2.2Section 4.3.4(ii) (Third Party Offset) of the DTM Upstream License Agreement is deleted in its entirety and replaced with Section 6.3.2 (Third Party Licenses) from the Daré-Organon Sublicense Agreement.
All definitions of the Daré-Organon Sublicense Agreement on which Section 6.3.2 (Third Party Licenses) of the Daré-Organon Sublicense Agreement depends and that correspond to definitions of the DTM Upstream License Agreement, replace such definitions of the DTM Upstream License Agreement. All other definitions of the Daré-Organon Sublicense Agreement on which Section 6.3.2 (Third Party Licenses) of the Daré-Organon Sublicense Agreement depends are added in alphabetical order to Article 1 (Definitions) of the DTM Upstream License Agreement and all Section references in Article 1 (Definitions) of the DTM Upstream License Agreement are updated accordingly.
3.2.3The following is added immediately after Section 4.3.4 (Third Party Payments) of the DTM Upstream License Agreement as new Section 4.3.5 (Floor) of the DTM Upstream License Agreement: “Notwithstanding anything to the contrary in this Agreement: (a) in no event will the royalty rate that otherwise would be applicable under Section 4.3.1 (Royalty Rate) of this Agreement be [***] through application of the provisions of Section 4.3.3(vi) (Generic Competition), or Section 4.3.4 (Third Party Payments) of this Agreement; and (b) the application of clauses (a) through (c) of Section 1.24 (“Net Sales”) of this Agreement will not [***] the royalty rate payable on Licensed Products [***] of Net Sales of Licensed Products if clauses (a) through (c) of Section 1.24 (“Net Sales”) of this Agreement were not applied.”
3.3Termination. Any right that TriLogic or MilanaPharm have to terminate the DTM Upstream License Agreement with respect to “Licensed Products” as defined in the Daré-Organon Sublicense Agreement must be exercised jointly by TriLogic and MilanaPharm.
1.4Termination for Breach. Section 12.2 (Termination for Breach) of the DTM Upstream License Agreement as applied to “Licensed Products” as defined in the Daré-Organon Sublicense Agreement is hereby amended to replace all references therein to “sixty (60)” days with [***]. All other provisions of such Section 12.2 shall remain as written.
ARTICLE 4ACKNOWLEDGEMENT OF RIGHTS OF DARÉ UNDER AND MAINTENANCE OF DTM UPSTREAM LICENSE AGREEMENT; COMMERCIALIZATION DISCUSSION
4.1Representations. Each of TriLogic and MilanaPharm represent to Organon that, as of the Execution Date:
4.1.1the DTM Upstream License Agreement, inclusive of the amendments described in Recital C of this Agreement, and that License Agreement between TriLogic and MilanaPharm dated April 5, 2013 (the “TriLogic-MilanaPharm Agreement”) constitute the entire agreement between any two or more of TriLogic, MilanaPharm and Daré related to the rights licensed to Daré thereunder, and no other amendments or agreements have been entered into in connection with the DTM Upstream License Agreement or the rights licensed thereunder;

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4.1.2the DTM Upstream License Agreement is in full force and effect and, to the best of their knowledge, Daré is not in breach of any of its provisions and there are no facts or circumstances that would result in Daré being in breach of the DTM Upstream License Agreement;
4.1.3the TriLogic-MilanaPharm Agreement is in full force and effect and neither TriLogic nor MilanaPharm is in breach of any of its provisions;
4.1.4neither TriLogic nor MilanaPharm, and, to the best of their knowledge, Daré or any other Person has granted to any Person any rights that are inconsistent with or affect the rights granted to Daré under the DTM Upstream License Agreement; and.
4.1.5Schedule 4.1.5 to this Agreement sets forth a complete and accurate list of all Licensed Patents (as defined in the DTM Upstream License Agreement).
4.2Maintain DTM Upstream License Agreement. Each of TriLogic, MilanaPharm and Daré agree not to waive or amend the DTM Upstream License Agreement, without the prior written consent of Organon (which shall not be unreasonably withheld, conditioned or delayed), in any manner that would have a materially adverse effect upon the rights that are granted to Organon under the Daré-Organon Sublicense Agreement, including Organon’s rights under the Licensed Intellectual Property (as defined in the DTM Upstream License Agreement).
4.3Assignment of DTM Upstream License Agreement. Each of TriLogic, MilanaPharm and Daré agree not to provide consent to any other Party to the DTM Upstream License Agreement to assign such agreement in those cases where any such consent is required. If TriLogic, MilanaPharm or Daré assign any right title or interest in and to any of the Licensed Intellectual Property (as defined in the DTM Upstream License Agreement) or any right or obligation under the DTM Upstream License Agreement to any Person, the assigning Party will cause such Person to be bound in writing to the terms and conditions of this Agreement and take assignment thereof subject to all of the rights and obligations of Organon under this Agreement and the Daré-Organon Sublicense Agreement.
4.4Commercialization Discussion. If Organon’s and Daré’s Chief Executive Officers meet in accordance with the last sentence of Section 3.4.1 (Diligence) of the Daré-Organon Sublicense Agreement to discuss a delay in the Commercialization (as defined in the Daré-Organon Sublicense Agreement) of a Licensed Product(s), then Organon and Dare will permit MilanaPharm’s Chief Executive Officer to meet with them, at a mutually convenient time, to discuss and address the circumstances leading to such delay.
ARTICLE 5GRANT OF STAND-BY LICENSE TO ORGANON.
5.1License Grant. Effective as of the Stand-by License Time, immediately, automatically, and without any need for further action by any Party, TriLogic and MilanaPharm hereby grant to Organon all rights and licenses granted by TriLogic and MilanaPharm to Daré under the DTM Upstream License Agreement that were the subject of termination of the DTM Upstream License Agreement, on the same terms and conditions as such rights and licenses were granted to Daré under the DTM Upstream License Agreement immediately prior to the Stand-by License Time as modified by Section 5.2 (Amendments) of this Agreement, including all obligations of Daré thereunder going forward from the Stand-by License Time (such license, “TMO License”). For the avoidance of doubt: (a) the foregoing does not waive any obligation of (i) Daré to MilanaPharm or TriLogic or (ii) Organon to Daré, in each case of (i) and (ii), that has accrued prior to the Stand-by License Time; and (b) Organon will have no obligation to pay any amount to MilanaPharm or TriLogic arising from Daré’s breach of the DTM Upstream License Agreement nor cure such breach. “Stand-by License Time” means the termination of the

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DTM Upstream License Agreement, or part thereof, for any reason, including in connection with any laws governing an insolvency, reorganization, bankruptcy, liquidation or winding up of TriLogic, MilanaPharm or Daré or any breach of the DTM Upstream License Agreement.
5.2Amendments. The TMO License is granted upon the terms and conditions of the DTM Upstream License Agreement except as stated below or as otherwise mutually agreed in writing by TriLogic, MilanaPharm and Organon:
5.2.1Sections 3.4 (Hammock Data), 3.6 (Reports), 4.2.2 (Out-License Milestone Payment), 4.2.3 (Foreign Sublicense Income), 11 (Insurance) and 12.5 (Discontinuation of Sales) from the DTM Upstream License Agreement are not included as part of terms and conditions of the TMO License.
5.2.2The obligations of Daré that are waived under Section 2.2 (Waiver of Certain Obligations of Daré under DTM Upstream License Agreement) of this Agreement shall continue to be irrevocably waived under the TMO License to the extent of such waiver.
5.2.3The terms and conditions of the DTM Upstream License Agreement that are amended by Article 3 (Amendments) of this Agreement are amended in the TMO License mutatis mutandis; provided that, the first sentence of Section 4.4.1 (Payment of Royalties) of the DTM Upstream License Agreement will be replaced with the following: “Organon shall make royalty payments owed to MilanaPharm hereunder in arrears, within [***] after the end of the Calendar Quarter in which they become due.”
5.2.4To the extent there is any other inconsistency between a right or obligation of Organon under the Daré-Organon Sublicense Agreement and the corresponding right or obligation of Daré under the DTM Upstream License Agreement, the right or obligation of Organon in the Daré-Organon Sublicense Agreement is included in the TMO License in substitution for the corresponding right or obligation under the DTM Upstream License Agreement.
5.3Restatement of TMO License. Upon request of any of TriLogic, MilanaPharm or Organon, such Parties will use commercially reasonable efforts to promptly restate the TMO License in a separate agreement that further documents the TMO License with the terms and conditions contemplated by Sections 5.1 (License Grant) and 5.2 (Amendments) of this Agreement or as may be otherwise mutually agreed by such Parties.
5.4Offset of Payments by Organon Under a TMO License.
5.4.1Organon can offset from any payments that Organon is obligated to pay Daré under the Daré-Organon Sublicense Agreement any and all payments that Organon is obligated to make to MilanaPharm or TriLogic under the TMO License against.
5.4.2If any amount owed by Organon under the TMO License for any particular period or milestone event is less than the amount that Organon owes to Daré for the same period or event under the Daré-Organon Sublicense Agreement, then Organon may pay to Daré [***] otherwise in accordance with the applicable terms of the Daré-Organon Sublicense Agreement.
5.4.3If any amount owed by Organon under the TMO License for any particular period or milestone event is more than the amount that Organon owes to Daré for

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the same period or milestone event under the Daré-Organon Sublicense Agreement, then Organon [***].
ARTICLE 6TERMINATION.
6.1Termination. This Agreement automatically terminates upon termination of the Daré-Organon Sublicense Agreement for any reason, including if the Effective Date does not occur within the time specified under Article 11 therein, or upon expiration of the Daré-Organon Sublicense Agreement. Except as provided in the preceding sentence, this Agreement may not be terminated for any reason other than mutual written agreement of all of the Parties.
6.2Survival. The provisions of Articles 7 (Confidentiality) – 9 (Miscellaneous) of this Agreement and this Section 6.2 (Survival) survive termination of this Agreement for any reason and remain in effect if and as applicable.
ARTICLE 7CONFIDENTIALITY.
7.1Terms of this Agreement. The existence and the terms and conditions of this Agreement will be considered the confidential information of each Party. Any confidential information of Organon provided by Daré to MilanaPharm or TriLogic in accordance with the Daré-Organon Sublicense Agreement will remain the confidential information of Organon. No disclosure of (a) the existence, or the terms or conditions, of this Agreement may be made by any Party, without the prior express written permission of all of the other Parties, or (b) the confidential information of Organon provided by Daré to MilanaPharm or TriLogic in accordance with the Daré-Organon Sublicense Agreement may be made without the prior express written permission of Organon, except, in each case of (a) and (b), as may be required by applicable laws. Without limiting the generality of the foregoing, no Party shall use the name, trademark, trade name or logo of any other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the express written permission of such Party.
7.2Required Disclosure. If any Party is required to disclose the terms of this Agreement or other confidential information of another Party in submissions to the U.S. Securities and Exchange Commission or other equivalent governmental authority, it will (a) consult with the Party(ies) whose confidential information is required to be disclosed as to which information to redact from such confidential information; and (b) to the extent permitted under all applicable laws, redact all sensitive, material and non-public information, from such confidential information. The requirements of this Section 7.2 (Required Disclosure) shall not apply if the substance of the description of or reference to the applicable confidential information contained in the proposed filing or disclosure has been included in any previous filing or disclosure made by any Party or otherwise approved by all of the other Parties and such information remains accurate as of such time.
ARTICLE 8NOTICES.
All notices which are required or permitted hereunder shall be in writing and sufficient if sent by internationally-recognized commercial courier, addressed as follows:

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if to TriLogic, to:	TriLogic Pharma, LLC 219 S 8th Street Opelika, AL 36801 Attention: James A.H. Harwick

With a copy to, which shall not constitute notice:	Dentons Sirote PC 2311 Highland Avenue South Birmingham, Alabama 35205 Attention: Peter J. Hardin Facsimile No.: 205-212-3805

if to MilanaPharm, to:	MilanaPharm LLC 219 S 8th Street Opelika, AL 36801 Attention: James A.H. Harwick

With a copy to, which shall not constitute notice:	Dentons Sirote PC 2311 Highland Avenue South Birmingham, Alabama 35205 Attention: Peter J. Hardin

if to Daré, to:	Daré Bioscience, Inc. 3655 Nobel Drive, Suite 260 San Diego, CA 92122 Attention: Sabrina Johnson, CEO

With a copy to, which shall not constitute notice:	Mintz Levin 3580 Carmel Mountain Rd. #300 San Diego, CA 92130 Attention: Tali Tuchin

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if to Organon, to:
Organon International GmBH
Weystrasse 20, 6006 Lucerne, Switzerland
Attention: General Counsel

-and-

Organon LLC
30 Hudson Street, Floor 33
New Jersey, NJ, USA 07302
Attention: SVP, Business Development

-and-

Via electronic mail to:

[***]
Organon LLC
30 Hudson Street, Floor 33
New Jersey, NJ, USA 07302
Attention: General Counsel

With a copy to, which shall not constitute notice:	Jones Day 4655 Executive Drive, Suite 1500 San Diego, CA 92121-3134 Attention: Thomas Briggs and Jonn Beeson
or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party(ies) in writing in accordance herewith. Any such notice shall be deemed to have been given upon receipt. The Parties hereby agree that, to the extent permitted by applicable law, any notice provided in accordance with this Article 8 (Notices) shall constitute due service of process with respect to any legal proceeding between the Parties arising hereunder and that compliance with the Hague Convention for the Service of Process, if otherwise applicable, shall not be required.
ARTICLE 9MISCELLANEOUS.
9.1Assignment. No Party can assign this Agreement, in whole or in part, without the prior written consent of each other Party hereto, except that, without such consent (a) any Party may assign its respective interest under this Agreement to its Affiliate in a transaction or series of transactions in which such Affiliates is also the assignee of the assigning Party’s interest in (i) the Licensed Intellectual Property and the DTM Upstream License Agreement, in the case of TriLogic or MilanaPharm, (ii) the DTM Upstream License Agreement and the Daré-Organon Sublicense Agreement in the case of Daré, or (iii) the Daré-Organon Sublicense Agreement in the case of Organon, and (b) any Party may assign its respective interest under this Agreement to the successors or assignees of at least substantially all of the assets of its business to which this Agreement relates.

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9.2Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
9.3Relationship of the Parties. This Agreement shall not constitute any Party as the joint venturer, legal representative or agent of any other Party hereto. No Party hereto shall have the right or authority to assume or create any obligation on the part of any among the Parties with respect to their collective subject matter.
9.4Specific Performance. The Parties agree that if any of the terms and conditions of this Agreement were not performed in accordance with the terms and conditions herein and, accordingly, each Party [***] entitled to obtain an injunction to prevent any breaches and to obtain specific performance of the terms and conditions herein in addition to any other remedy available at law or in equity.
9.5Conflicts. In the event of any conflict between this Agreement, on the hand, and the DTM Upstream License Agreement or the Daré-Organon Sublicense Agreement, on the other hand, the terms and conditions of this Agreement shall prevail.
9.6Entire Agreement; Amendments. This Agreement, the DTM Upstream License Agreement and the Daré-Organon Sublicense Agreement, contain the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof and the licenses granted hereunder are superseded by the terms of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of all Parties hereto.
9.7Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any rules of conflict of laws or venue.
9.8Dispute Resolution.
9.8.1The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof (a “Dispute”). Any Party shall give the other Party(ies) to the Dispute written notice of any Dispute not resolved in the normal course of business. Within [***], the receiving Party shall submit to the other Party(ies) a written response. The notice and response shall include (A) a statement of [***], and (B) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within [***], the executives of the disputing Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. These executives shall have the authority to settle the Dispute and shall be at a higher level of management than the persons with direct responsibility for administration of this Agreement. All negotiations pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
9.8.2If the Parties do not fully settle following the procedure in Section 9.8.1, and a Party wishes to pursue the matter, each dispute, controversy or claim arising from

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or related to this Agreement or the breach thereof shall be brought in the federal court for the District of Delaware, if federal jurisdiction is available, or, alternatively, in the state courts in Wilmington, Delaware. Each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in such courts, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum, and (c) any claim that such court does not have jurisdiction with respect to such litigation. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.
9.9Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.
9.10Waiver. The waiver by any Party hereto of any right hereunder, or of any failure of any other Party to perform, or of any breach by any other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such any other Party whether of a similar nature or otherwise.
9.11Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party(ies) shall not apply.
9.12Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Schedule shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause or Schedule, of or to, as the case may be, this Agreement, unless otherwise indicated. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Unless the context of this Agreement otherwise requires, (a) words of any gender include any other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) each use of the word “including” is not limiting and is deemed to be followed by the words “without limitation”, (e) the words “shall” and “will” have the same meaning unless the context dictates otherwise, and (f) use of the words “or,” “either” or “any” will not be exclusive.
9.13Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission) each of which shall be deemed and original but all of which together shall constitute one and the same instrument.
<signature page follows>

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Execution Date.

TRILOGIC PHARMA, LLC	MILANAPHARM, LLC

BY: /s/ James A. H. Harwick	BY: /s/ James A. H. Harwick
NAME: James A. H. Harwick	NAME: James A. H. Harwick
TITLE: Chief Executive Officer	TITLE: Chief Executive Officer

DARÉ BIOSCIENCE, INC.	ORGANON INTERNATIONAL GMBH

BY: /s/ Sabrina Johnson	BY: /s/ Thomas Morlet
NAME: SABRINA JOHNSON	NAME: Thomas Morlet
TITLE: Chief Executive Officer	TITLE: Managing Officer